EXHIBIT 5.1
[ORACLE LETTERHEAD]
November 13, 2007
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Ladies and Gentlemen:
I am a Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about November 14, 2007, in connection with the registration under the Securities Act of 1933, as amended, of 413,444 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of (A) the Agreement and Plan of Merger dated as of August 9, 2007, (the “Bridgestream Merger Agreement”), by and among Oracle Systems Corporation, a wholly-owned subsidiary of the Company (“Oracle Systems”), Bay Acquisition Corporation, Bridgestream, Inc. (“Bridgestream”) and the representative of the equityholders of Bridgestream and (B) the Agreement and Plan of Merger dated as of October 8, 2007, (the “Logical Apps Merger Agreement”), by and among Oracle Systems, Laser Acquisition Corporation, Logical Apps, Inc. (“Logical Apps”) and the representative of the equityholders of Logical Apps, the Registrant assumed the outstanding equity awards of Logical Apps. Pursuant to the Bridgestream Merger Agreement, the Company assumed outstanding equity awards of Bridgestream under the Bridgestream 1999 Stock Plan. Pursuant to the Logical Apps Merger Agreement, the Company assumed outstanding equity awards of Logical Apps under the Logical Apps, Inc. 2003 Equity Incentive Plan (each, a “Plan”).
     I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.
     This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,
/s/ Brady Mickelsen
Brady Mickelsen
Vice President, Associate General Counsel & Assistant Secretary